As filed with the Securities and Exchange Commission on May 7, 2004.
                                                   Registration No. 333-________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              --------------------
                                NOKIA CORPORATION
             (Exact name of Registrant as specified in its charter)


          Republic of Finland                             Not Applicable
    (State or other jurisdiction of                      (I.R.S. Employer
    incorporation or organization)                    Identification Number)

                         Keilalahdentie 4, P.O. Box 226
                              FIN-00045 NOKIA GROUP
                                 Espoo, Finland
                                (011) 358-9-18071
   (Address and telephone number of Registrant's principal executive offices)

                        NOKIA PERFORMANCE SHARE PLAN 2004
                        NOKIA RESTRICTED SHARE PLAN 2004
                          NOKIA STOCK OPTION PLAN 2003
                            (Full title of the plans)

                                Kari-Pekka Wilska
                               Nokia Holding, Inc.
                              6000 Connection Drive
                               Irving, Texas 75039
                                 (972) 894-5000
            (Name, address and telephone number of agent for service)

                                   Copies to:
                           Doreen E. Lilienfeld, Esq.
                             Shearman & Sterling LLP
                                 Broadgate West
                                 9 Appold Street
                            London, England EC2A 2AP
                               +44 (0)20 7655 5942



======================================================================================================================
                                           CALCULATION OF REGISTRATION FEE
======================================================================================================================
  Title of Securities to be        Amount to be       Proposed Maximum           Proposed Maximum          Amount of
          Registered               Registered       Offering Price Per      Aggregate Offering Price     Registration
                                                         Security                                            Fee
------------------------------- --------------- ------------------------- ---------------------------- ---------------
Shares of Nokia Corporation,       2,100,000(2)       $14.05(3)                  $29,494,500(3)          $3,737
par value EUR 0.06 per share (1)
======================================================================================================================

(1) American Depositary Receipts evidencing American Depositary Shares ("ADSs") issuable on deposit of the Shares have been registered pursuant to a separate Registration Statement on Form F-6 (Registration No. 333-4920) and currently are traded on the New York Stock Exchange under the ticker symbol "NOK".
(2) Represents an aggregate of 2,100,000 Nokia Corporation ADSs, of which 800,000 Nokia Corporation ADSs are available for future issuance under the Nokia Performance Share Plan 2004, 300,000 Nokia Corporation ADSs are available for future issuance under the Nokia Restricted Share Plan 2004 and 1,000,000 Nokia Corporation ADSs are available for future issuance under the Nokia Stock Option Plan 2003.
(3) Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low trading prices ($14.18 and 13.91, respectively) of Nokia Corporation ADSs on the New York Stock Exchange on
         May 3, 2004.

                                     Part I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.*


Item 2.  Registrant Information and Employee Plan Annual Information.*







--------
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (hereinafter, the "Securities Act"), and the "Note" to Part I of Form S-8.

                                    Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference as of their respective dates in this Registration Statement:

         (a) the Registrant's Form 20-F for the fiscal year ended December 31, 2003 (File No. 1-13202), filed on February 6, 2004; and

         (b) the description of the Registrant's Shares, par value EUR 0.06 per share (the "Shares"), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), contained in "Item
     9. The Offer and Listing" and "Item 10. Additional Information," respectively, of the Form 20-F described in, and incorporated by reference by, paragraph (a) above.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Articles of Association of the Registrant contain no provisions under which any member of the Board of Directors or officers is indemnified in any manner against any liability which he may incur in his capacity as such.
Article 12 of the Articles of Association of the Registrant, however, provides inter alia, that the "General Meeting of Shareholders ... shall take resolutions on ... discharging the members of the Board of Directors and the President from liability."

         The Registrant maintains liability insurance in the amount of the aggregate of $ 200 million and EUR 50 million for its Board of Directors and certain of its officers. Such persons are insured against liability for "wrongful acts," including breach of duty, breach of trust, neglect, error and misstatement.

         At present, there is no pending material litigation or proceeding involving a director or officer of the Registrant where indemnification will be required or permitted. In addition, the Registrant is not aware of any threatened material litigation or proceeding that may result in a claim for such indemnification.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         See Exhibit Index.

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    Part III


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Helsinki, Republic of Finland on May 7, 2004.


NOKIA CORPORATION


By: /s/ Ursula Ranin                            By: /s/ Marianna Uotinen-Tarkoma
   -------------------------------------          ------------------------------
Name:  Ursula Ranin                             Name:  Marianna Uotinen-Tarkoma
Title: Vice President, General Counsel          Title: Senior Legal Counsel

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Ms. Ursula Ranin and/or Ms. Marianna Uotinen-Tarkoma his/her true and lawful attorney-in-fact and agent, each acting alone, each with full power of substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Nokia Corporation Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or his/her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the indicated capacities on May 7, 2004.



Members of the Board of Directors:


/s/ Paul J. Collins
----------------------------------          Vice Chairman, Director
Name:  Paul J. Collins


/s/ Georg Ehrnrooth
----------------------------------          Director
Name:  Georg Ehrnrooth


/s/ Dr. Bengt Holmstrom
----------------------------------          Director
Name:  Dr. Bengt Holmstrom


/s/ Per Karlsson
----------------------------------          Director
Name:  Per Karlsson

/s/ Jorma Ollila
----------------------------------          Chairman of the Board of Directors
Name:  Jorma Ollila                         Chief Executive Officer


/s/ Dame Marjorie Scardino
----------------------------------          Director
Name:  Dame Marjorie Scardino


/s/ Vesa Vainio
----------------------------------          Director
Name:  Vesa Vainio


/s/ Arne Wessberg
----------------------------------          Director
Name:  Arne Wessberg



President:


/s/ Pekka Ala-Pietila
----------------------------------
Name:  Pekka Ala-Pietila



Chief Financial Officer (whose functions
Include those of Chief Accounting Officer):


/s/ Richard A. Simonson
----------------------------------
Name:  Richard A. Simonson



Authorized Representative in the United States:


/s/ Kari-Pekka Wilska
----------------------------------
Name:  Kari-Pekka Wilska

                                  EXHIBIT INDEX


Exhibit No.                   Description of Document

4.1 Articles of Association of the Registrant (English translation) (incorporated by reference to the Registrant's Form 20-F for the year ended December 31, 2000 (File No. 1-13202, filed with the Commission on June 28, 2001).

4.2 Amended and Restated Deposit Agreement dated March 28, 2000 by and among Nokia Corporation, Citibank, N.A., as Depositary, and the Holders from time to time of American Depositary Receipts representing American Depositary Shares issued thereunder (incorporated by reference to Registrant's Form F-6 Registration Statement (Registration No. 333-11740), filed with the Commission on March 28, 2000).

*4.3        Nokia Performance Share Plan 2004.

*4.4        Nokia Restricted Share Plan 2004.

4.5 Nokia Stock Option Plan 2003 (incorporated by reference to the Registrant's Form S-8 (Registration No. 333-105401), filed with the Commission on May 20, 2003.

*5.1 Opinion of Ursula Ranin, General Counsel of the Registrant, as to the validity of the shares to be issued pursuant to the Nokia Stock Performance Share Plan 2004, the Nokia Stock Restricted Share Plan 2004 and the Nokia Stock Option Plan 2003.

*23.1 Consent of PricewaterhouseCoopers Oy, Helsinki, Finland, Independent Accountants.

*23.2 Consent of Ursula Ranin, General Counsel of the Registrant (included in Exhibit 5.1)

*24         Power of Attorney (included on signature page).


---------------------------
         * Filed herewith.